Exhibit 5(a)

KRAMER LEVIN NAFTALIS & FRANKEL LLP

919 THIRD AVENUE

NEW YORK, N.Y. 10022 - 3852

TEL (212) 715-9100 FAX (212) 715-8000	47, AVENUE HOCHE 75008 PARIS FRANCE

November , 2003

Texas-New Mexico Power Company

4100 International Plaza

Forth Worth, Texas 76109

Ladies and Gentlemen:

We have acted as counsel for Texas-New Mexico Power Company, a Texas corporation (the “Company”), in connection with the Company’s offer to issue and exchange up to $250,000,000 aggregate principal amount of 6.125% Senior Notes due 2008 (the “Exchange Notes”) for a like amount of outstanding 6.125% Senior Notes due 2008 (the “Existing Notes”). The Exchange Notes will be issued pursuant to the Indenture, dated as of January 1, 1999, between the Company and JPMorgan Chase Bank (successor to Chase Bank of Texas, N.A.), as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of January 1, 1999, and the Second Supplemental Indenture, dated as of June 1, 2003, between the Company and the Trustee (collectively, the “Indenture”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

In rendering this opinion, we have examined executed copies of the following documents: (i) the Registration Statement on Form S-4 (File No. 333-108522), and Amendments No. 1 and No. 2 thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission to register the Exchange Notes under the Securities Act of 1933, as amended, (ii) the Indenture, and (iii) the form of Exchange Notes to be issued pursuant to the Indenture. In addition, we have examined and relied upon the opinion of the Company’s in-house counsel, which is filed as Exhibit 5.2 to the Registration Statement.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the terms and conditions of the Indenture and issued and delivered in exchange for the Existing Notes in the manner set forth in the Registration Statement, will be legally issued and will constitute valid and binding obligations of the Company.

We express no opinion as to any laws other than the laws of the State of New York and the Federal laws of the United States of America.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Texas-New Mexico Power Company

November     , 2003

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours,